CONTACT:
Company:	Craig Dionne, Ph.D., CEO GenSpera, Inc. (210) 479-8112
Investors:	Steve Cizzik The Verrazano Group (908) 688-9111
Media:	Deanne Eagle Planet Communications (917) 837-5866

GENSPERA ANNOUNCES FIRST PATIENT DOSED AT CANCER THERAPY & RESEARCH CENTER IN ONGOING G-202 PHASE I TRIAL

SAN ANTONIO, Texas, March 28, 2011 – GenSpera, Inc. ( OTCBB:GNSZ) announced that the first patient was dosed in the ongoing Phase I clinical study of its chemotherapeutic agent, G-202, at the Cancer Therapy & Research Center (CTRC) at The University of Texas Health Science Center at San Antonio in San Antonio, Texas.  CTRC joins the University of Wisconsin Carbone Cancer Center, in Madison, Wisconsin, and the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins, in Baltimore, Maryland, as the third center to participate in the Phase I safety study evaluating G-202 in patients whose cancers have progressed after treatment with other chemotherapies.

“I am glad to have the opportunity to offer my patients another novel therapeutic agent to treat their cancer,” said Devalingam Mahalingam, M.D. Ph.D., principal investigator of the study at the CTRC. “G-202 has shown much promise in pre-clinical testing, so I am hopeful it will show good clinical activity in my patients.”

“We are delighted that CTRC is now treating patients,” commented Craig Dionne, Ph.D., GenSpera CEO and President. “We have carefully selected our clinical hospitals for both their expertise and to reach a cross-section of patients, and are pleased to bring this third center of excellence into our trial.”

About the Study

The G-202 Phase I study is designed to enroll up to thirty patients with cancers that have progressed after treatment with other anti-cancer agents. The primary endpoints of the open-label, dose-escalation study are to determine the safety, tolerability, and pharmacokinetics of the drug, although the design allows the collection of efficacy data as well. The trial also has the provision to enroll up to eighteen additional patients in an expanded Phase Ib cohort at the maximum tolerated dose of the drug.

Patients interested in enrolling in the G-202 trial may contact CTRC at 210-450-5798.
For the University of Wisconsin, patients should contact the University of Wisconsin Carbone Cancer Center Connect line at (800) 622-8922. For Johns Hopkins, patients should make an appointment for evaluation with one of their cancer experts by calling 410-955-8964, option #2.

About GenSpera

GenSpera, Inc. is a development stage oncology company focused on therapeutics that deliver a potent, unique and patented drug directly to tumors. GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that releases the drug only within the tumor.  Unlike standard cancer drugs, thapsigargin kills cells independent of their division rate, thus making it effective at killing all fast- and slow-growing cancers and cancer stem cells.  GenSpera’s prodrug platform is the subject of nine issued patents, with four additional patents pending.

GenSpera is conducting a Phase I clinical trial targeting solid tumor cancers with its lead drug, G-202, at Johns Hopkins University, the University of Wisconsin, and the Cancer Therapy and Research Center in San Antonio.  The Company anticipates completion of its Phase I trial in Q2 2011.  Upon successful completion of its Phase I trial, GenSpera expects to initiate multiple Phase II trials for G-202 in several different types of cancer.  The company’s pipeline of drugs also includes G-115 and G-301 (previously designated as Ac-GKAFRR-L12ADT) that both directly target prostate cancer.

GenSpera, Inc. owns and controls all rights to G-202, G-115, and G-301 and anticipates a strategic partnership to maximize the value of these drugs as they progress through future clinical trials.

For more information, please visit the Company’s website: www.genspera.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports.

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